EXHIBIT 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made by and between CONTINENTAL AIRLINES, INC., a Delaware corporation ("Company" or "Continental"), and JEFFERY A. SMISEK ("Executive"), and is dated and effective as of October 15, 2007 (the "Effective Date").

W I T N E S S E T H:

WHEREAS, Company and Executive are parties to that certain Employment Agreement dated as of August 12, 2004 (the "Existing Agreement"), as amended by that certain Compensation Reduction Agreement between Company and Executive dated December 22, 2004, and that certain Amendment to Compensation Reduction Agreement between Company and Executive dated February 15, 2005 (the Compensation Reduction Agreement and the Amendment to Compensation Reduction Agreement being referred to herein collectively as the "Existing Compensation Reduction Agreement"); and

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), has made it necessary to amend the Existing Agreement in certain respects, and, in connection therewith, the parties desire to enter into this Agreement to replace and supersede the Existing Agreement in its entirety, effective as of the Effective Date; and

WHEREAS, the parties are not amending or replacing the Existing Compensation Reduction Agreement, which shall remain in full force and effect, and shall be deemed to apply to and reduce certain awards as provided therein; and

WHEREAS, the Human Resources Committee of the Board of Directors of Company (the "HR Committee") has authorized the execution, delivery and performance by Company of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES

1.1 Employment; Effective Date. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.

1.2 Positions. Company shall employ Executive in the position of President of Company, or in such other positions as the parties may agree. Company shall, for the full term of Executive's employment hereunder, cause Executive to be nominated for election as a director of Company and use its best efforts to secure such election. Neither the Board of Directors of Company (the "Board of Directors") nor any other officer or representative of Company shall assign to Executive any duties materially inconsistent with the duties associated with the positions described in this paragraph 1.2 as such duties are constituted as of the Effective Date. Company shall not permit the occurrence of acts or conduct on the part of Company, the Board of Directors, or Company's officers, representatives or stockholders which prevent Executive from, or substantively hinder Executive in, performing his duties or responsibilities pursuant to this Agreement.

1.3 Duties and Services. Executive agrees to serve in the officer positions referred to in paragraph 1.2 and, if elected, as a director of Company and to perform diligently and to the best of his abilities the duties and services appertaining to such offices as set forth in the Bylaws of Company in effect on the Effective Date, as well as such additional duties and services appropriate to such offices that the parties may agree upon from time to time.

ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT

2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on August 12, 2009 (the "Initial Term"). Said term of employment shall be extended automatically for a successive one-year period as of the last day of the Initial Term and as of the last day of each successive one-year period of time thereafter that this Agreement is in effect (each such successive one-year extended term being referred to herein as an "Extended Term"); provided, however, that if, prior to the date which is six months before the last day of the Initial Term or any such Extended Term, as applicable, either party shall give written notice to the other that no such automatic extension shall occur, then Executive's employment shall terminate on the last day of the Initial Term or Extended Term, as applicable, during which such notice is given.

2.2 Company's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company, acting pursuant to an express resolution of the Board of Directors, shall have the right to terminate Executive's employment under this Agreement at any time for any of the following reasons:

(i) upon Executive's death;

(ii) upon Executive's becoming incapacitated for a period of at least 180 days by accident, sickness or other circumstance that renders him mentally or physically incapable of performing the material duties and services required of him hereunder on a full-time basis during such period;

(iii) if, in carrying out his duties hereunder, Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct resulting in material economic harm to Company;

(iv) upon the conviction or plea of nolo contendre of Executive for a felony or any crime involving moral turpitude;

(v) upon Executive committing an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at Company's expense;

(vi) upon Executive's material breach of a material obligation of Executive under this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Company to Executive; or

(vii) for any other reason whatsoever, in the sole discretion of the Board of Directors.

For purposes of this Agreement, if Executive's employment is terminated by Company pursuant to clauses (i), (ii), (iii), (iv), (v) or (vi) above, then such termination shall be for "Cause", and if Executive's employment is terminated by Company pursuant to clause (vii) above, then such termination shall be "without Cause."

2.3 Executive's Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:

(i) a material diminution in Executive's authority, duties, or responsibilities from those applicable to him as of the Effective Date, including a change in the reporting structure so that Executive reports other than to the Chief Executive Officer of Company;

(ii) a material change in the geographic location at which Executive must perform services, which for purposes of this Agreement shall mean Company requiring Executive to be permanently based more than 50 miles outside the city limits of Houston, Texas;

(iii) a material diminution in Executive's base salary;

(iv) a material breach by Company of any provision of this Agreement (including, without limitation, paragraphs 1.2, 3.2, or 3.8 of this Agreement); or

(v) for any other reason whatsoever, in the sole discretion of Executive.

For purposes of this Agreement, Executive's employment by Company will be considered to have been terminated by Executive for "Good Reason" if such termination of employment is by Executive for a reason encompassed by paragraphs 2.3(i), (ii), (iii), or (iv). Further, notwithstanding the foregoing provisions of this paragraph 2.3 or any other provision in this Agreement to the contrary, any assertion by Executive of a termination of employment for Good Reason shall not be effective unless all of the following conditions are satisfied: (1) the condition described in paragraphs 2.3(i), (ii), (iii), or (iv) giving rise to Executive's termination of employment must have arisen without Executive's written consent; (2) Executive must provide written notice to Company of such condition in accordance with paragraph 5.2 within 90 days of the initial existence of the condition; (3) the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by Company; and (4) the date of Executive's termination of employment must occur within two years after the initial existence of the condition specified in such notice.

2.4 Notice of Termination. If Company or Executive desires to terminate Executive's employment hereunder at any time prior to expiration of the term of employment as provided in paragraph 2.1, it or he shall do so by giving written notice to the other party in accordance with paragraph 5.2 that it or he has elected to terminate Executive's employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder.

2.5 Certain Determinations under Section 409A of the Code. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a "separation from service" with Company within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder; provided, however, that whether such a separation from service has occurred shall be determined based upon a reasonably anticipated permanent reduction in the level of bona fide services to be performed to no more than 20% (or 49% if Executive will no longer serve as an officer of Company) of the average level of bona fide services provided in the immediately preceding 36 months. Executive hereby agrees to be bound by Company's determination of its "specified employees" (as such term is defined in Section 409A of the Code) provided such determination is in accordance with any of the methods permitted under the regulations issued under Section 409A of the Code.

ARTICLE 3: COMPENSATION AND BENEFITS

3.1 Base Salary. During the period of this Agreement, Executive shall receive a minimum annual base salary equal to the greater of (i) $576,000 or (ii) such amount as the parties may agree upon from time to time. Executive's annual base salary shall be paid in equal installments in accordance with Company's standard policy regarding payment of compensation to executives but no less frequently than semimonthly.

3.2 Bonus Program and Long Term Incentive Program.

(a) Cash Bonus Programs. Executive shall participate in each cash bonus program maintained by Company on and after the Effective Date (including, without limitation, any such program maintained for the year during which the Effective Date occurs) at a level that is not less than the highest participation level made available to any Company executive (other than Company's Chief Executive Officer); provided that Company shall at all times maintain Executive's annual cash bonus opportunity as a percentage of his annual base salary in an amount that is at least as great as that in effect on the Effective Date (i.e., an annual cash bonus opportunity of 0%, if entry level goal is not met, and if entry level goal is met, between 50% and 150% of annual base salary, depending on achievement of entry, target and stretch goals).

(b) Long-Term Incentive Programs. Executive shall participate in each long-term incentive program maintained by Company on and after the Effective Date (including, without limitation, any such program maintained for the year during which the Effective Date occurs) at a level that is not less than the highest participation level made available to any Company executive (other than Company's Chief Executive Officer) and Company shall not make a percentage reduction in Executive's long-term incentive compensation opportunity (considering only normal annual grants of incentive compensation) greater than the percentage reduction applied to any other executive of Company.

3.3 Life Insurance. During the period of this Agreement, Company shall maintain one or more policies of life insurance on the life of Executive providing an aggregate death benefit in an amount not less than the Termination Payment (as such term is defined in paragraph 4.8). Executive shall have the right to designate the beneficiary or beneficiaries of the death benefit payable pursuant to such policy or policies up to an aggregate death benefit in an amount equal to the Termination Payment, and may transfer ownership of such policy or policies (and any rights of Executive under this paragraph 3.3) to any life insurance trust, family trust or other trust. To the extent that Company's purchase of, or payment of premiums with respect to, such policy or policies results in compensation income to Executive, Company shall pay to Executive on or as soon as practicable following the day on which the tax with respect to such income is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted) an additional payment (the "Policy Payment") in an amount such that after payment by Executive of all taxes imposed on Executive with respect to the Policy Payment, Executive retains an amount of the Policy Payment equal to the taxes imposed upon Executive with respect to such purchase or the payment of such premiums. If for any reason Company fails to maintain the full amount of life insurance coverage required pursuant to the preceding provisions of this paragraph 3.3, Company shall, in the event of the death of Executive while employed by Company, pay Executive's designated beneficiary or beneficiaries within 30 days after the date of Executive's death an amount equal to the sum of (1) the difference between the Termination Payment and any death benefit payable to Executive's designated beneficiary or beneficiaries under the policy or policies maintained by Company and (2) such additional amount as shall be required to hold Executive's estate, heirs, and such beneficiary or beneficiaries harmless from any additional tax liability resulting from the failure by Company to maintain the full amount of such required coverage.

3.4 Vacation and Sick Leave. During each year of his employment, Executive shall be entitled to vacation and sick leave benefits equal to the maximum available to any Company executive, determined without regard to the period of service that might otherwise be necessary to entitle Executive to such vacation or sick leave under standard Company policy.

3.5 Supplemental Executive Retirement Plan.

(i) Base Benefit. Company agrees to pay Executive the deferred compensation benefits set forth in this paragraph 3.5 as a supplemental retirement plan (the "Plan"). The base retirement benefit under the Plan (the "Base Benefit") shall be an annual amount (that is payable as a monthly straight life annuity) equal to the product of (a) 2.5% times (b) the number of Executive's credited years of service (as defined below) under the Plan (but not in excess of 30 years) times (c) the Executive's final average compensation (as defined below). For purposes hereof, Executive's credited years of service under the Plan shall be equal to the sum of (1) the number of years (including partial years) beginning January 1, 1995, through the end of Executive's period of employment with Company, calculated as set forth in the Continental Retirement Plan (the "CARP") with respect to credited service ("Actual Years of Service"), (2) an additional two years of service for each one year of service credited to Executive pursuant to clause (1) of this sentence for the period beginning on January 1, 2000 and ending on December 31, 2004, and (3) if the Termination Payment becomes payable to Executive under this Agreement or if Executive's employment is terminated for a reason encompassed by paragraphs 2.2(i) or 2.2(ii), an additional three years of service. For purposes hereof, Executive's final average compensation shall be equal to the greater of (A) $720,000 or (B) the average of the five highest annual cash compensation amounts paid to Executive by Company during the consecutive ten calendar years immediately preceding Executive's termination of employment. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of Company), but shall exclude (i) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Company and Executive dated as of April 14, 1998, (ii) any Termination Payment paid to Executive under this Agreement, (iii) any payments received by Executive under Company's Officer Retention and Incentive Award Program, (iv) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Company (including RSUs awarded under Company's Long Term Incentive and RSU Program), and (v) any cash bonus paid under a long term incentive plan or program adopted by Company. Executive shall be vested immediately with respect to benefits due under the Plan.

(ii) Offset for CARP or Other Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, paid or payable to Executive from the CARP or from any other defined benefit nonqualified supplemental retirement plan provided to Executive by Company. In making such reduction, the Base Benefit and the benefit paid or payable under the CARP or any such other defined benefit nonqualified supplemental retirement plan shall be determined under the provisions of each plan as if payable in the form of a monthly straight life annuity beginning on the Retirement Date (as defined below). The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in paragraph 3.5(vii) for the actual time of payment.

(iii) Normal Retirement Benefits. Executive's benefit under the Plan shall be paid only in a lump sum payment in an amount that is the actuarial equivalent, based on the actuarial assumptions set forth in paragraph 3.5(vii), of the Base Benefit for the life of Executive paying equal monthly installments beginning on the Retirement Date (the "Normal Retirement Benefit"). The portion of the Normal Retirement Benefit equal to the Grandfathered Benefit shall be paid to Executive on or within five business days following the Retirement Date. The portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit shall be paid to Executive on or within five business days following the Retirement Date or, if later and if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, on or within five business days after the Section 409A Payment Date. If the Section 409A Payment Date is after the Retirement Date, then payment of the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit (with interest on such portion of the benefit from the Retirement Date to the actual date of payment at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii)) shall be paid by Company to Executive (or, in the event of Executive's death, Executive's Beneficiary) not earlier than but as soon as practicable on, and in any event within five business days after, the Section 409A Payment Date. For purposes hereof: (a) "Beneficiary" is defined as (1) Executive's surviving spouse, if Executive is married on the date of Executive's death, or (2) Executive's estate, if Executive is not married on the date of Executive's death; (b) "Grandfathered Benefit" is defined in paragraph 3.5(ix); (c) "Retirement Date" is defined as the first day of the month coincident with or next following the later of (1) the date on which Executive attains (or in the event of Executive's earlier death, would have attained) age 60 or (2) the date of Executive's retirement from employment with Company; and (d) "Section 409A Payment Date" is defined as the earlier of (1) the date of Executive's death or (2) the date which is six months after the date of termination of Executive's employment with Company.

(iv) Early Retirement Benefits. As of the Effective Date, Executive is eligible to retire and receive an Early Retirement Benefit (as defined below). Accordingly, notwithstanding the provisions of paragraph 3.5(iii), if Executive's employment with Company is terminated prior to the Retirement Date, for a reason other than death, then Company shall pay Executive the Normal Retirement Benefit on or within five business days following the first day of the month coinciding with or next following Executive's termination of employment (the "Earliest ERB Payment Date") or, if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, Company shall pay Executive the portion of the Normal Retirement Benefit equal to the Grandfathered Benefit on or within five business days following the Earliest ERB Payment Date and Company shall pay Executive the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit on or within five business days after the Section 409A Payment Date (an "Early Retirement Benefit"); provided, however, that the amount of the benefit shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit (determined as if payment would be made on the Earliest ERB Payment Date) to be the actuarial equivalent of the value of the Normal Retirement Benefit (based on the actuarial assumptions set forth in paragraph 3.5(vii) and adjusted for such time of payment). If payment of the portion of the Early Retirement Benefit in excess of the Grandfathered Benefit must be delayed beyond the Earliest ERB Payment Date to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code as provided in the preceding sentence, then payment of such portion of the Early Retirement Benefit (with interest on such portion of the benefit from the Earliest ERB Payment Date to the actual date of payment at the Aa Corporate Bond Rate) shall be paid by Company to Executive (or, in the event of Executive's death after the Earliest ERB Payment Date, Executive's Beneficiary) not earlier than but as soon as practicable on, and in any event within five business days after, the Section 409A Payment Date.

(v) Death Benefit. Except (a) as provided in paragraph 3.5(iii) with respect to the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit if the Section 409A Payment Date is after the Retirement Date, (b) as provided in paragraph 3.5(iv) if the payment of the portion of the Early Retirement Benefit in excess of the Grandfathered Benefit must be delayed beyond the Earliest ERB Payment Date to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, and (c) as provided in the remaining provisions of this paragraph 3.5(v), no benefits shall be paid under the Plan if Executive dies prior to the date Executive's benefit is paid pursuant to paragraphs 3.5(iii) or 3.5(iv), as applicable. In the event of Executive's death prior to payment of Executive's benefit pursuant to paragraphs 3.5(iii) or 3.5(iv) (other than under the circumstances and with respect to the portion of the benefit described in clauses (a) or (b) of the preceding sentence, in which case the benefits described in paragraphs 3.5(iii) or 3.5(iv), as applicable, shall be paid in full), Executive's surviving spouse, if Executive is married on the date of Executive's death, will receive a death benefit payable only as a lump sum payment in an amount that is the actuarial equivalent of a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows: (a) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive's actual date of termination of employment or Executive's date of death, survived until the Retirement Date, been entitled to elect and elected a joint and 50% survivor annuity and begun to receive Executive's Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (b) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive been entitled to elect and elected a joint and 50% survivor annuity and begun to receive Executive's Plan benefit beginning on the day prior to Executive's death. Such benefit shall be paid on or within 10 business days following the first day of the month coincident with or next following the date of Executive's death; provided, however, that if Executive dies prior to reaching age 60, then the amount of such benefit shall be reduced based on the principles used for the reductions described in the proviso to the first sentence of paragraph 3.5(iv).

(vi) Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of Company that the Plan be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by Company to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of Company's general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company. Executive understands that he must rely upon the general credit of Company for payment of benefits under the Plan. Company has established a "rabbi" trust to assist Company in meeting its obligations under the Plan. The trustee of such trust shall be a nationally-recognized and solvent bank or trust company that is not affiliated with Company. Company shall transfer to the trustee money and/or other property determined in the sole discretion of the HR Committee based on the advice of the Actuary (as defined below) on an as-needed basis in order to assure that the benefit payable under the Plan is at all times fully funded; provided, however, that (a) to the extent that the payment of any amount due under this paragraph 3.5 is or may be delayed by reason of Section 409A(a)(2)(B)(i) of the Code, Company shall, on or as soon as practicable after the date of Executive's termination of employment with Company, contribute to the trust the amount necessary to assure that the trust has sufficient funds to pay on the Section 409A Payment Date the amount payable pursuant to this paragraph 3.5 (including any interest provided for in this paragraph 3.5 based on the assumption that payment will be delayed for six months), and (b) notwithstanding the foregoing, in no event shall money and/or property be transferred to the trust during any period in which such transfer would result in adverse tax consequences to Executive pursuant to Section 409A(b)(3) of the Code. The trustee shall pay Plan benefits to Executive and/or Executive's spouse out of the trust assets if such benefits are not paid by Company. Company shall remain the owner of all assets in the trust, and the assets shall be subject to the claims of Company creditors in the event (and only in the event) Company ever becomes insolvent. Neither Executive nor any beneficiary of Executive shall have any preferred claim to, any security interest in, or any beneficial ownership interest in any assets of the trust. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

(vii) Actuarial Equivalent. For purposes of the Plan, the terms "actuarial equivalent" or "actuarially equivalent" when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary and certified to Executive (or, in the case of Executive's death, to Executive's spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining lump sum benefits payable under the CARP; provided, however, that with respect to the discount rate used to calculate benefits under the Plan, the discount rate shall be the Aa Corporate Bond Rate. The term "Actuary" shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive's spouse. The term "Aa Corporate Bond Rate" shall mean the average of the Moody's daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody's Investors Service, for the three-month period ending on the last day of the second month preceding the date Executive (or, in the case of Executive's death, Executive's spouse) is to receive the lump sum payment (determined without regard to any delay in such payment that may be required by reason of Section 409A(a)(2)(B)(i) of the Code), as determined by the Actuary (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by the Actuary). Upon request, Company shall cause the Actuary to compute the Aa Corporate Bond Rate for a specified period and the amount of the applicable lump sum payment for Executive (or, in the case of Executive's death, Executive's spouse) and shall deliver such information to Executive or such spouse.

(viii) Medicare Payroll Taxes. Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan. Any payment by Company to Executive pursuant to this paragraph 3.5(viii) shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted).

(ix) Section 409A Grandfathered Benefit. For purposes hereof, "Grandfathered Benefit" means the present value of the amount to which Executive would have been entitled under the Plan (based on the terms of the Plan set forth in the Existing Agreement as in effect on October 3, 2004) if Executive had voluntarily terminated employment with Company without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following such termination of employment; provided, however, that (a) for any taxable year of Executive after 2004, the Grandfathered Benefit shall increase to equal the present value of the benefit Executive actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan set forth in the Existing Agreement as in effect on October 3, 2004, without regard to (1) any services rendered by Executive after December 31, 2004, or (2) any other events affecting the amount of or the entitlement to benefits, and (b) in no event shall the Grandfathered Benefit be greater than the maximum grandfathered benefit permitted with respect to the Plan determined under the provisions of Section 409A of the Code (and the administrative guidance thereunder that is applicable to the determination of amounts deferred under a nonaccount balance plan prior to January 1, 2005, and the earnings thereon, including Treasury regulation Section 1.409A-6(a)(3)(i) and (iv)). For purposes of making any present value calculations required in accordance with this paragraph 3.5(ix) as of December 31, 2004, or any other date the benefit is valued for purposes of determining the Grandfathered Benefit, the actuarial assumptions and methods that were used under the Plan as of December 31, 2004, pursuant to the terms of the Existing Agreement shall be used. Specifically, such actuarial assumptions as of December 31, 2004 were the 1994 Group Annuity Mortality Table (as prescribed in Section 417(e) of the Code as of that date) and 5.76% (the average of the Moody's daily long-term corporate bond yield averages for Aa-rated corporate bonds, published by Moody's Investors Service, for the three-month period ending on the last day of the second month preceding December 31, 2004).

3.6 Additional Disability Benefit. If Executive shall begin to receive long-term disability insurance benefits pursuant to a plan maintained by Company and if such benefits cease prior to Executive's attainment of age 65 and while Executive remains disabled, then Company shall pay Executive on the date Executive attains age 65 a lump sum, cash payment in an amount equal to the Termination Payment (together with interest thereon at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii), but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the cessation of such long-term disability insurance benefits) for the period beginning on the date of the cessation of such long-term disability insurance benefits and ending on the date of the payment of the Termination Payment). If Executive receives payment of a Termination Payment pursuant to the provisions of Article 4, then the provisions of this paragraph 3.6 shall terminate. If Executive shall be disabled at the time his employment with Company terminates and if Executive shall not be entitled to the payment of a Termination Payment pursuant to the provisions of Article 4 upon such termination, then Executive's right to receive the payment upon the occurrence of the circumstances described in this paragraph 3.6 shall be deemed to have accrued as of the date of such termination and shall survive the termination of this Agreement.

3.7 Other Perquisites. During his employment hereunder, Executive shall be afforded the following benefits as incidences of his employment:

(i) Automobile - Company will provide an automobile (including replacements therefor) of Executive's choice for Executive's use on terms at least as favorable to Executive as provided in the applicable policy adopted by the HR Committee that is in effect as of the Effective Date.

(ii) Business and Entertainment Expenses - Subject to Company's standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive for business related purposes, including dues and fees to industry and professional organizations, costs of entertainment and business development, and costs reasonably incurred as a result of Executive's spouse accompanying Executive on business travel to the extent such business specifically includes spouses. Company shall also pay on behalf of Executive the expenses of one athletic club selected by Executive.

(iii) Parking - Company shall provide at no expense to Executive a reserved parking place convenient to Executive's headquarters office and two reserved parking places at George Bush Intercontinental Airport in Houston, Texas consistent with past practice in a location that is the same as or equivalent to that regularly used by Company's senior executives.

(iv) Other Company Benefits - Executive and, to the extent applicable, Executive's family, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated Company employees. Such benefits, plans and programs may include, without limitation, profit sharing plan, thrift plan, annual physical examinations, health insurance or health care plan, life insurance, disability insurance, pension plan, pass privileges on Continental Airlines, Flight Benefits (as such term is defined in paragraph 4.8) and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally; provided, however, that Company shall not change, amend or discontinue Executive's Flight Benefits without his prior written consent.

3.8 Corporate Amenities. During the period of this Agreement, Company shall take no action that materially reduces the corporate amenities enjoyed by Executive below the level of corporate amenities enjoyed by any other executive of Company other than Company's Chief Executive Officer.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION

4.1 By Expiration. If Executive's employment hereunder shall terminate upon expiration of the term provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment, except that (A) (i) the benefits described in paragraph 3.5 shall continue to be payable, (ii) Executive shall be provided Flight Benefits for the remainder of Executive's lifetime, and the death benefit rights shall be provided as described in paragraphs 4.7 and 4.8, (iii) Executive and his eligible dependents shall be provided Continuation Coverage (as such term is defined in paragraph 4.8) for the remainder of Executive's lifetime, (iv) Executive shall be paid on the effective date of such termination for his accrued and unused vacation benefits up to a maximum of four weeks, (v) any amounts reimbursable but unpaid to Executive at the date of such termination shall be reimbursed to Executive pursuant to the provisions of paragraph 3.7 and any amounts owed but unpaid to Executive under any plan, policy or program of Company (other than Company's vacation policy, which is addressed in clause (iv) above) as of the date of termination shall be paid to Executive at the time and to the extent provided by, and in accordance with the terms of, such plan, policy or program and this Agreement, and (vi) Executive shall be provided with two reserved parking places at George Bush Intercontinental Airport in Houston, Texas consistent with past practice, in a location that is the same or equivalent to that regularly used by Company's senior executives, at Company's cost and for Executive's lifetime as long as Executive retains a residence in Houston, Texas (provided, however, that to the extent the benefit described in this clause (A)(vi) and any other miscellaneous separation pay benefits subject to Section 409A of the Code that are provided to Executive during the first six-months following Executive's termination of employment have an aggregate value in excess of the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination occurs, Executive shall pay to Company, at the time such benefits are provided, the fair market value of such benefits, and Company shall reimburse Executive (with interest thereon at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii), but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the date of Executive's termination of employment) for any such payment not later than the fifth day following the expiration of such six-month period), and (B) if such termination shall result from Company's delivery of the written notice described in paragraph 2.1, then Company shall (i) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination (but in no event later than the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the option), (ii) if such termination occurs prior to the date upon which a Change in Control (as such term is defined in paragraph 4.8) occurs, pay to Executive, at the same time as Payment Amounts with respect to Awards are paid to other participants under Company's Long Term Incentive and RSU Program (the "NLTIP/RSU Program") (or, if a Change in Control occurs prior to such payment date and prior to the date for which a potential payment under the NLTIP/RSU Program ceases to exist for the relevant Award, on the date upon which such Change in Control occurs), all Payment Amounts with respect to Awards made to Executive under the NLTIP/RSU Program for which a potential payment under the NLTIP/RSU Program exists as of the date of Executive's termination of employment, as if Executive had remained employed by Company in his current position through the date that would entitle Executive to the maximum payment with respect to such Awards under the NLTIP/RSU Program (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), (iii) if such termination occurs on or after the date upon which a Change in Control occurs, pay to Executive, within five business days after the date of such termination, all Payment Amounts with respect to Awards made to Executive under the NLTIP/RSU Program for which a potential payment under the NLTIP/RSU Program exists as of the date of Executive's termination of employment, as if Executive had remained employed by Company in his current position through the date that would entitle Executive to the maximum payment with respect to such Awards under the NLTIP/RSU Program (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), (iv) pay Executive on the effective date of such termination a lump sum, cash payment in an amount equal to the Termination Payment (provided, however, that if the payment of the Termination Payment would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then such amount shall be paid within five business days after the Section 409A Payment Date), and (v) provide Executive with Outplacement and Related Services (as such term is defined in paragraph 4.8 and for the time periods described therein; provided, however, that to the extent the benefits provided to Executive under clause (2) of the definition of Outplacement and Related Services and any other miscellaneous separation pay benefits subject to Section 409A of the Code that are provided to Executive during the first six-months following Executive's termination of employment have an aggregate value in excess of the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination occurs, Executive shall pay to Company, at the time such benefits are provided, the fair market value of such benefits, and Company shall reimburse Executive (with interest thereon at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii), but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the date of Executive's termination of employment)) for any such payment not later than the fifth day following the expiration of such six-month period). Capitalized terms used in clauses (ii) and (iii) of the preceding sentence that are not defined elsewhere in this Agreement have the meanings ascribed thereto in the NLTIP/RSU Program as in effect on the Effective Date. If the payment of the Termination Payment is delayed as provided in the parenthetical set forth in clause (B)(iv) of the first sentence of this paragraph, then (1) interest on such delayed payment for the period beginning on the date of Executive's termination of employment and ending on the date of the payment of the Termination Payment at the Aa Corporate Bond Rate (as determined as provided in clause (B)(v) of the first sentence of this paragraph) shall also be paid by Company to Executive at the time of the payment of the Termination Payment, and (2) Company shall, on or as soon as practicable after the date of Executive's termination of employment, contribute cash in an amount equal to the Termination Payment plus the interest described in clause (1) of this sentence (based on the assumption that the payment will be delayed for six months) to an irrevocable grantor ("rabbi") trust of which Executive is the sole beneficiary and the trustee of which is a nationally-recognized and solvent bank or trust company that is not affiliated with Company (subject to the claims of Company's creditors, as required pursuant to applicable Internal Revenue Service guidance to prevent the imputation of income to Executive prior to distribution from the trust), pursuant to which the Termination Payment plus applicable interest shall be payable from the trust at the time provided herein, provided that (x) to the extent such amount is paid to Executive by Company, the trust shall pay such amount to Company, and (y) in no event shall cash be transferred to the trust during any period in which such transfer would result in adverse tax consequences to Executive pursuant to Section 409A(b)(3) of the Code.

4.2 By Company. If Executive's employment hereunder shall be terminated by Company prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and all benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that Company shall provide Executive with the payments and benefits described in clause (A) of the first sentence of paragraph 4.1 (except that the parking benefit described in clause (A)(vi) of such sentence shall not be provided if the reason for such termination is encompassed by paragraphs 2.2(iii), (iv), (v) or (vi)), and:

(i) if such termination shall be without Cause, then Company shall provide Executive with the payments and benefits described in clause (B) of the first sentence of paragraph 4.1 and take the actions described in the last sentence of paragraph 4.1 (if applicable); and

(ii) if such termination shall be for a reason encompassed by paragraphs 2.2(i) or (ii), then Company shall (1) cause all options and shares of restricted stock awarded to Executive to vest immediately upon such termination and, with respect to options, be exercisable in full for 30 days after such termination (or such longer period as provided for under the circumstances in applicable option awards, but in no event later than the earlier of the latest date upon which the option could have expired by its original terms under any circumstances or the tenth anniversary of the original date of grant of the option), (2) if such termination occurs prior to the date upon which a Change in Control occurs, pay to Executive (or Executive's estate), at the same time as Payment Amounts with respect to Awards are paid to other participants under the NLTIP/RSU Program (or, if a Change in Control occurs prior to such payment date and prior to the date for which a potential payment under the NLTIP/RSU Program ceases to exist for the relevant Award, on the date upon which such Change in Control occurs), all Payment Amounts with respect to Awards made to Executive under the NLTIP/RSU Program for which a potential payment under the NLTIP/RSU Program exists as of the date of Executive's termination of employment, as if Executive had remained employed by Company in his current position through the date that would entitle Executive to the maximum payment with respect to such Awards under the NLTIP/RSU Program (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), (3) if such termination occurs on or after the date upon which a Change in Control occurs, pay to Executive (or Executive's estate), within five business days after the date of such termination, all Payment Amounts with respect to Awards made to Executive under the NLTIP/RSU Program for which a potential payment under the NLTIP/RSU Program exists as of the date of Executive's termination of employment, as if Executive had remained employed by Company in his current position through the date that would entitle Executive to the maximum payment with respect to such Awards under the NLTIP/RSU Program (calculated using the Base Amount of Executive in effect on the day immediately preceding such termination), and (4) provide Executive (or his designated beneficiary or beneficiaries) with the benefits contemplated under paragraph 3.3 or paragraph 3.6, as applicable. Capitalized terms used in clauses (2) and (3) of the preceding sentence that are not defined elsewhere in this Agreement have the meanings ascribed thereto in the NLTIP/RSU Program as in effect on the Effective Date.

4.3 By Executive. If Executive's employment hereunder shall be terminated by Executive prior to expiration of the term provided in paragraph 2.1 hereof then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment, except that Company shall provide Executive with the payments and benefits described in clause (A) of the first sentence of paragraph 4.1, and, if such termination shall be by Executive for Good Reason, then Company shall provide Executive with the payments and benefits described in clause (B) of the first sentence of paragraph 4.1 and take the actions described in the last sentence of paragraph 4.1 (if applicable).

4.4 Certain Additional Payments by Company. Notwithstanding anything to the contrary in this Agreement, if any payment, distribution or provision of a benefit by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (a "Payment"), would be subject to an excise or other special additional tax that would not have been imposed absent such Payment (including, without limitation, any excise tax imposed by Section 4999 of the Code), or any interest or penalties with respect to such excise or other additional tax (such excise or other additional tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall pay to Executive on or as soon as practicable following the day on which the Excise Tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which the Excise Tax is remitted) an additional payment (a "Gross-up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Taxes imposed on any Gross-up Payment, Executive retains an amount of the Gross-up Payment (taking into account any similar gross-up payments to Executive under any stock incentive or other benefit plan or program of Company) equal to the Excise Tax imposed upon the Payments; provided, however, that Company's obligation to pay Executive a Gross-up Payment with respect to an Excise Tax relating to Section 409A of the Code is conditioned on Executive having, on and after the Effective Date, cooperated with Company to execute any amendment to the provisions hereof or any other agreement or arrangement reasonably necessary to avoid the imposition of such Excise Tax, but only to the minimum extent necessary to avoid the application of such Excise Tax and only to the extent that Executive would not, as a result, suffer (i) any reduction in the total present value of the amounts otherwise payable to him, or the benefits otherwise to be provided to him, by Company or (ii) any material increase in the risk of Executive not receiving such amounts or benefits, it being agreed that, upon request of Executive, Company shall establish and fully fund (other than during any period in which such funding would result in adverse tax consequences to Executive pursuant to Section 409A(b)(3) of the Code) an irrevocable grantor ("rabbi") trust as described in the last sentence of paragraph 4.1 with respect to any amounts (plus interest thereon as so described) proposed to be deferred in payment to Executive under the terms of this proviso. Company and Executive shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Executive shall notify Company in writing of any claim by the Internal Revenue Service which, if successful, would require Company to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Company and Executive) within ten business days after the receipt of such claim. Company shall notify Executive in writing at least ten business days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Company decides to contest such claim, Executive shall cooperate fully with Company in such action; provided, however, Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Company's action. If, as a result of Company's action with respect to a claim, Executive receives a refund of any amount paid by Company with respect to such claim, Executive shall promptly pay such refund to Company. If Company fails to timely notify Executive whether it will contest such claim or Company determines not to contest such claim, then Company shall immediately pay to Executive the portion of such claim, if any, which it has not previously paid to Executive.

4.5 Payment Obligations Absolute. Company's obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else; provided that all payments and other Company obligations under this Article 4 shall be subject to Executive's execution, within 50 days after the date of Executive's termination of employment, of a general release and waiver substantially in the form attached as Exhibit A to this Agreement, which has become irrevocable. Company agrees to execute such form of release and waiver concurrently with the execution thereof by Executive. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and, except as provided in paragraph 4.8 with respect to Continuation Coverage, the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company's obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.

4.6 Liquidated Damages. In light of the difficulties in estimating the damages upon termination of this Agreement, Company and Executive hereby agree that the payments and benefits, if any, to be received by Executive pursuant to this Article 4 shall be received by Executive as liquidated damages. Payment of the Termination Payment pursuant to paragraphs 4.1, 4.2 or 4.3 shall be in lieu of any severance benefit Executive may be entitled to under any severance plan or policy maintained by Company.

4.7 Flight Benefits.

(i) Scope; Effectiveness. Paragraphs 4.7 and 4.8 set forth the terms and conditions of Flight Benefits provided to Executive effective as of January 1, 2008. Prior to and including December 31, 2007, Executive shall be entitled to Flight Benefits on the terms set forth in the Existing Agreement. Executive's Flight Benefits include Grandfathered Flight Benefits (as such term is defined in paragraph 4.8), which Executive shall retain in accordance with the terms and conditions of this paragraph 4.7 and the other terms of this Agreement. Effective calendar year 2008, the Grandfathered Flight Benefits shall be used in a calendar year only after Executive has used the annual Flight Benefits allotted to Executive for such year and then shall be used in accordance with the terms and conditions of this paragraph 4.7; provided, however, that if Executive would be subject to additional taxes and interest under Section 409A of the Code if Executive's right to use Executive's annual allotment of Flight Benefits is not delayed as provided in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder, then, during the six-month period following Executive's termination of employment, Executive shall be able to use (a) first, Executive's Annual Travel Limit and Annual Gross Up Limit (as such terms are defined in paragraph 4.8) that are not part of Executive's Grandfathered Flight Benefits until the time that such benefits used (together with any other miscellaneous separation pay benefits subject to Section 409A of the Code that are provided to Executive during such period) have an aggregate value equal to the applicable dollar amount under Section 402(g)(1)(B) of the Code for the year in which such termination of employment occurs, and (b) then, Executive's Grandfathered Flight Benefits.

(ii) Restrictions on Use; Consequences of Misuse.

(a) Personal Use Restriction. Executive agrees that the Flight Benefits are to be used principally for personal reasons and may not be used for business purposes (other than business purposes on behalf of Company, and other than business usage that is incidental or de minimus, defined as amounting to less than 10% of the total value (valued as the usage of the Annual Travel Limit is calculated) of flights on the CO System charged to Executive's UATP card (as such terms are defined in paragraph 4.8) during any calendar year), and that credit availability on Executive's UATP card may be suspended if (A) such UATP card is used for business purposes other than as described above and (B) after receiving written notice from Company to cease such usage, Executive continues to use Executive's UATP card for such business purposes.

(b) Booking and Ticketing; Accounting; Reimbursement.

(1) No tickets issued on the CO System in connection with the Flight Benefits may be purchased other than directly from Company or its successor or successors (i.e., no travel agent or other fee or commission based distributor may be used), nor may any such tickets be sold or transferred by Executive or any other person, nor may any such tickets be used by any person other than the person in whose name the ticket is issued.

(2) Executive shall be responsible for all charges on Executive's UATP card in excess of the Annual Travel Limit (and, if available, the Grandfathered Flight Benefits) or that are not for flights on the CO System. Executive agrees to reimburse Company, after receipt of an invoice or other accounting statement, for all charges on Executive's UATP card that are not for flights on the CO System and that are not otherwise reimbursable to Executive under the applicable policies of Company for reimbursement of business expenses of officers of Company, or that are for tickets in excess of the Annual Travel Limit (and, if available, the Grandfathered Flight Benefits) or that violate the restrictions set forth in this paragraph 4.7, which reimbursement shall be made promptly (and in any event within 45 days after receipt of such invoice or other accounting statement). Executive agrees that the credit availability under Executive's UATP card may be suspended if Executive does not timely reimburse Company as described in the foregoing sentence or if Executive exceeds the applicable Annual Travel Limit (and, if available, the Grandfathered Flight Benefits); provided, that, immediately upon Company's receipt of Executive's reimbursement in full (or, in the case of exceeding the applicable Annual Travel Limit (and, if available, the Grandfathered Flight Benefits), beginning the next following year and after such reimbursement), the credit availability under Executive's UATP card will be restored.

(iii) Imputed Income. The sole cost to Executive of flights on the CO System pursuant to use of Executive's Flight Benefits will be the imputed income with respect to flights on the CO System charged on Executive's UATP card, or as otherwise required by law, and reported to Executive as required by applicable law. For purposes of tax reporting of Flight Benefits, it is the practice of Company to calculate taxable amounts based on the fiscal period commencing November 1 and ending on the following October 31 (for example, Flight Benefits utilized (i.e. "flown") during the twelve-month period from November 1, 2007 to October 31, 2008 are reported as a taxable benefit for year 2008). Company shall have sole discretion to change this practice, including if additional reporting tools become available to process Flight Benefits data or as required by law. With respect to any period for which Company is obligated to provide the Annual Gross Up Limit, Executive will provide to Company, upon request, a calculation or other evidence of Executive's marginal tax rate sufficient to permit Company to calculate accurately the amount to be paid to Executive.

(iv) Section 409A Matters. It is intended that the Flight Benefits program described in this Agreement comply with the limitations and requirements of Section 409A of the Code to the extent applicable, and all provisions herein shall be construed and interpreted in accordance with such intent. If Company reasonably determines in good faith that any provision of such program, when considered individually or in connection with the terms of any other nonqualified deferred compensation plan maintained by Company or any affiliate of Company, violates Section 409A of the Code, such provision will not be effected but will instead be interpreted and amended to comply with Section 409A of the Code, and any corrections of operation or administration necessary to comply with Section 409A of the Code shall be implemented; provided, however, that (a) no such interpretation, amendment or correction shall result in Executive being treated worse than other Company officers in the same or a lower officer category than Executive and (b) Company may not modify or amend the Grandfathered Flight Benefits without Executive's prior written consent.

(v) Additional Survivor Benefits. Upon Executive's death, in addition to the lifetime benefits provided pursuant to paragraphs 4.8(viii)(2)(c) and (d), Executive's surviving spouse and children will be permitted to continue to use (in the proportions specified in Executive's last will and testament or, if not so specified or if Executive dies intestate, in equal proportions) Executive's Grandfathered Flight Benefits (but only in such amounts as were unused by Executive at the date of Executive's death), which amounts shall be adjusted upon any change in the valuation methodology used by Company for imputed income for U.S. federal income tax purposes from flights so as to preserve (a) a benefit level for purchase of tickets on the CO System at least as favorable as the amount available at the date of Executive's death and (b) a benefit level of tax gross up at least as favorable as the tax gross up benefit level available at the date of Executive's death. Upon Executive's death, Company shall issue UATP cards in the names of Executive's surviving spouse and children, as applicable. In determining any adjustment pursuant to the first sentence of this paragraph 4.7(v), Company shall be entitled to rely on its good faith calculation as verified by its internal audit department or independent auditors, which calculation will be provided to the Executive's surviving spouse and children upon request. Company will provide Executive's surviving spouse and children an annual statement specifying the survivor benefit and any adjustments described in this subparagraph. Executive's spouse and children will provide to Company, upon request, a calculation or other evidence of their respective marginal tax rates sufficient to permit Company to calculate accurately the amount of any Annual Gross Up Limit that is part of the Grandfathered Flight Benefits and which is to be paid to such individual. All rights, duties and obligations of Executive, and all rights, duties and obligations of Company, relating to Executive's usage of Flight Benefits contained in this Agreement shall be applicable to usage of Executive's Flight Benefits by Executive's surviving spouse and children, and the provision of such Flight Benefits to Executive's surviving spouse and children shall be conditioned upon written acknowledgement of and agreement thereto by Executive's surviving spouse and children who may use such Flight Benefits.

4.8 Certain Definitions and Additional Terms. As used herein, the following capitalized terms shall have the meanings assigned below:

(i) "affiliates" means any entity controlled by, controlling, or under common control with Company, it being understood that control of an entity shall require the direct or indirect ownership of a majority of the outstanding capital stock of such entity;

(ii) "Annual Travel Limit" means an amount granted annually (on a calendar-year basis and effective January 1 of each year) by Company to Executive (such amount to be the same for each officer within an officer category and no less than the amount granted with respect to Executive for the flight benefits program year 2007; provided that, if Flight Benefits are provided to Executive after Executive's termination of employment pursuant to this Agreement, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph, be in an amount equal to the amount of the annual grant Executive received for the year in which such termination of employment occurred), which annual amount shall be adjusted upon any change in the valuation methodology used by Company to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level for purchases of tickets on the CO System (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Travel Limit would be increased by 15%). In determining any adjustment, Company shall be entitled to rely on its good faith calculation, as verified by its internal audit department or independent auditors, which calculation will be provided to Executive upon request. Company will provide Executive an annual statement specifying the Annual Travel Limit and will notify Executive promptly of any adjustments to the Annual Travel Limit described in this subparagraph. Any portion of the Annual Travel Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value;

(iii) "Annual Gross Up Limit" means an amount granted annually (on a calendar-year basis and effective January 1 of each year) by Company to Executive (such amount to be the same for each officer within an officer category and no less than the amount granted with respect to Executive for the flight benefits program year 2007; provided that, if Flight Benefits are provided to Executive after Executive's termination of employment pursuant to this Agreement, then each annual grant for a calendar year beginning after such termination of employment shall, subject to the remaining provisions of this subparagraph, be in an amount equal to the amount of the annual grant Executive received for the year in which such termination of employment occurred), which amount shall be adjusted upon any change in the valuation methodology used by Company to calculate imputed income from flights for U.S. federal income tax purposes so as to preserve such annual benefit level of tax gross up (e.g., if a change in the valuation methodology results, on average, in such flights being valued 15% higher than the valuation that would result using the prior valuation methodology, then the Annual Gross Up Limit would be increased by 15%). In determining any adjustment, Company shall be entitled to rely on its good faith calculation, as verified by its internal audit department or independent auditors, which calculation will be provided to Executive upon request. Company will provide Executive an annual statement specifying the Annual Gross Up Limit and will notify Executive promptly of any adjustments to the Annual Gross Up Limit described in this subparagraph. Any portion of the Annual Gross Up Limit that remains unused at the end of the calendar year for which it was awarded shall expire and be of no further use or value;

(iv) "Change in Control" shall have the same meaning as is assigned to such term under the NLTIP/RSU Program as in effect on the Effective Date;

(v) "Continuation Coverage" shall mean, subject to the limitations described in this paragraph 4.8(v), the continued coverage of Executive and his eligible dependents under Company's welfare benefit plans available to executives of Company who have not terminated employment (or the provision of equivalent benefits), including, without limitation, medical, health, dental, life insurance, vision care, accidental death and dismemberment, and prescription drug (but excluding disability). Such coverage shall be offered solely as an alternative to any COBRA continuation coverage applicable to any group health plan otherwise available to Executive (and each of Executive's dependents, if any) within the meaning of ERISA sections 601 through 608. Further, any such coverage shall be subject to the application of any Medicare or other coordination of benefits provisions under a particular welfare benefit plan. Such coverage shall be provided by Company at no greater contribution, deductible or co-pay cost to Executive than that applicable to a similarly situated Company executive who has not terminated employment. The coverage described in this paragraph 4.8(v) (or the receipt of equivalent benefits) shall be provided to Executive under one or more insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive (or, if any such reimbursement or payment of benefits is taxable, then Company shall pay to Executive an amount as shall be required to hold Executive harmless from any additional tax liability resulting from the failure by Company to so provide insurance policies so that reimbursement or payment of benefits to Executive thereunder shall not result in taxable income to Executive, and any such payment by Company to Executive shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted)), and provided further that the coverage to Executive under a particular welfare benefit plan (or the receipt of equivalent benefits) shall be suspended during any period that Executive receives comparable benefits from a subsequent employer, and shall be reinstated upon Executive ceasing to so receive comparable benefits and notifying Company thereof;

(vi) "CO System" shall mean (1) flights operated by Company or any of its affiliates or any successor or successors thereto and (2) flights operated on behalf of Company by any third party under capacity purchase agreements with Company; provided that, unless otherwise communicated to Executive and subject to clause (2), CO System shall not include flights on any other carriers, including Continental Connection carriers and other alliance/codeshare carriers;

(vii) "Eligible Family Members" means, with respect to each annual benefit year, Executive's spouse or travel companion, dependent unmarried children through age 20 and through age 25 if full-time students, and a maximum of two parents (which may be biological or step-parents); provided that, if Flight Benefits are provided to Executive after Executive's termination of employment pursuant to this Agreement, then, following such termination of employment, an Eligible Family Member shall not include any individual with respect to whom a benefit described in paragraph 4.8(viii)(2)(a) is taxable;

(viii) "Flight Benefits" shall (1) for the period from the Effective Date through December 31, 2007, have the meaning and shall be determined, provided and construed in accordance with the terms and conditions set forth in the Existing Agreement, and (2) for calendar year 2008 and beyond (to the extent Executive is entitled to such benefits under the terms of this Agreement), mean flight benefits on each airline in the CO System consisting of the following (and such flight benefits shall be provided and construed in accordance with the terms and conditions set forth in paragraphs 4.7 and 4.8):

(a) highest priority space available flight passes, including appropriate flight pass identification cards, for Executive and Executive's Eligible Family Members;

(b) a Universal Air Travel Plan (UATP) card or, in the event of discontinuance of the UATP program, a similar charge card or other authorization mechanism permitting the purchase of air travel through direct billing to Company or any successor or successors thereto (which successor card or mechanism shall be deemed included as appropriate in all references herein to "UATP card") in Executive's name for charging (subject to the restrictions set forth in paragraph 4.7(ii)) the purchase of tickets on the CO System (in any fare class) for travel by Executive, Executive's spouse, Executive's family and significant others as determined by Executive. The UATP card may be used up to the amount of any Grandfathered Flight Benefits and, on an annual, calendar-year basis, up to the Annual Travel Limit;

(c) Platinum Elite OnePass Cards (or similar highest category successor frequent flyer cards) in Executive's and Executive's spouse's and children's names, such cards to be lifetime membership cards;

(d) a membership for Executive and Executive's spouse and children in Company's Presidents Club (or any successor program), such memberships to be lifetime memberships (subject to the terms and conditions of membership, including minimum age requirements);

(e) payment by Company to Executive of an annual (calendar year) amount up to the Annual Gross Up Limit sufficient to pay, on an after tax basis (i.e., after the payment by Executive of all taxes on such amount), the U.S. federal, state and local income taxes on imputed income resulting from flights purchased with the UATP card or resulting from any other flight benefits extended to Executive as a result of Executive's service as an employee of Company, and any payment by Company to Executive pursuant to this paragraph 4.8(viii)(2)(e) shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted); and

(f) the Grandfathered Flight Benefits (including the use of the UATP card with respect thereto);

(ix) "Grandfathered Flight Benefits" shall mean (1) Executive's accrued but unused "Annual Travel Limit" and "Annual Gross Up Limit" as determined pursuant to the terms of the Existing Agreement and as reflected on the records of Company as of December 31, 2007 (which amounts represent (a) Executive's balances as of December 31, 2004 that were earned and vested as of such date, plus (b) additions to such balances for the period from January 1, 2005 through December 31, 2007 (the right to which were earned and vested as of December 31, 2004), reduced by (c) the portion of such balances used by Executive on or before December 31, 2007), and (2) upon the death of Executive, the death benefit rights provided to Executive's surviving spouse and children with respect to the Grandfathered Flight Benefits as set forth in paragraph 4.7, each of which Company and Executive believe are "grandfathered" under Section 409A of the Code. Grandfathered Flight Benefits shall not include any portion of the annual Flight Benefits provided to Executive for a calendar year beginning after December 31, 2007, and shall be reduced when and to the extent used by Executive pursuant to the terms of paragraph 4.7;

(x) "Outplacement and Related Services" shall mean (1) outplacement services, at Company's cost and for a period of 12 months beginning on the date of Executive's termination of employment, to be rendered by an agency selected by Executive and approved by the Board of Directors (with such approval not to be unreasonably withheld), and (2) other incidental perquisites (such as free or discount air travel, car rental, phone or similar service cards) currently enjoyed by Executive as a result of his position, to the extent then available for use by Executive, for Executive's lifetime or a shorter period if such perquisites become unavailable to Company for use by Executive; and

(xi) "Termination Payment" shall mean an amount equal to three times the sum of (1) Executive's annual base salary pursuant to paragraph 3.1 in effect immediately prior to Executive's termination of employment hereunder and (2) an amount equal to 150% of the amount described in the foregoing clause (1).

ARTICLE 5: MISCELLANEOUS

5.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime or base rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for his reasonable attorneys' fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to him should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence. Any reimbursement of attorneys' fees and disbursements required under this paragraph 5.1 and any reimbursement of costs and expenses required under paragraph 3.7(ii) or paragraph 4.4 shall be made by Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Company (but in any event not later than the close of Executive's taxable year following the taxable year in which the fee, disbursement, cost or expense is incurred by Executive); provided, however, that, upon Executive's termination of employment with Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive's termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code; provided that interest at the rate specified above in this Section 5.1 shall be paid to Executive with respect to any time period that reimbursement is so delayed and such interest shall be paid at the same time as the reimbursement. In no event shall any reimbursement be made to Executive for such fees, disbursements, costs and expenses incurred after the later of (1) the tenth anniversary of the date of Executive's death or (2) the date that is ten years after the date of Executive's termination of employment with Company.

5.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company: Continental Airlines, Inc.

1600 Smith, Dept. HQSEO

Houston, Texas 77002

Attention: General Counsel

If to Executive: At the most recent address on file with Company or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.

5.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

5.7 Withholding of Taxes and Other Employee Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company's employees generally.

5.8 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

5.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence or in paragraph 3.3 (regarding assignment of life insurance benefits), this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party. The parties intend that the provisions of this Agreement benefiting Executive's estate or his surviving spouse and children shall be enforceable by them.

5.11 Term. This Agreement has a term co-extensive with the term of employment as set forth in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination.

5.12 Entire Agreement. Except as provided in (i) the benefits, plans, and programs referenced in paragraph 3.7(iv) and any awards under Company's stock incentive plans or programs, Annual Executive Bonus Program, NLTIP/RSU Program or similar plans or programs, (ii) the Existing Compensation Reduction Agreement, and (iii) separate agreements governing Executive's flight benefits relating to other airlines, this Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Effective as of the Effective Date, the Existing Agreement (but not the Existing Compensation Reduction Agreement) shall automatically terminate and no longer be of any force or effect, and neither party shall have any rights or obligations thereunder; provided, however, that the provisions of the Existing Agreement relating to the provision of Flight Benefits shall survive through December 31, 2007. The Existing Compensation Reduction Agreement shall continue to apply after the Effective Date. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

5.13 Deemed Resignations. Any termination of Executive's employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board of Directors and from the board of directors of any affiliate of Company, and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company's or such affiliate's designee or other representative.

5.14 No Solicitation. During Executive's employment hereunder and for a period of two years following the date of Executive's termination of employment, Executive hereby agrees not to, directly or indirectly, solicit or hire or assist any other person or entity in soliciting or hiring any employee of Company or any of its subsidiaries to perform services for any entity (other than Company or its subsidiaries), or attempt to induce any such employee to leave the employ of Company or its subsidiaries.

5.15 Confidentiality. During Executive's employment hereunder and thereafter, Executive shall hold in strict confidence any Proprietary or Confidential Information related to Company or its subsidiaries, except that Executive may disclose such information as required by law, court order, regulation or similar order. For purposes of this Agreement, the term "Proprietary or Confidential Information" shall mean all information relating to Company, its subsidiaries or affiliates (such as business plans, trade secrets, or financial information of strategic importance to Company or its subsidiaries or affiliates) that is not generally known in the airline industry, that was learned, discovered, developed, conceived, originated or prepared during Executive's employment with Company and the disclosure of which would be harmful to the business prospects, financial status or reputation of Company or its subsidiaries or affiliates at the time of any disclosure by Executive.

5.16 Injunctive Relief. Executive hereby agrees that it is impossible to measure in money the damages which will accrue to Company by reason of a failure by Executive to perform any of Executive's obligations under paragraphs 5.14 and 5.15. Accordingly, if Company or any of its affiliates institutes any action or proceeding to enforce paragraphs 5.14 or 5.15, to the extent permitted by applicable law, Executive hereby waives the claim or defense that Company or its affiliates has an adequate remedy at law, and Executive shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

5.17 Delayed Payment Restriction. Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A of the Code if Executive's receipt of such payment or benefit is not delayed until the Section 409A Payment Date, then such payment or benefit shall not be provided to Executive (or Executive's estate, if applicable) until the Section 409A Payment Date (and, at that time, Executive shall also receive interest thereon from the date such payment or benefit would have been provided in the absence of this paragraph until the date of receipt of such payment or benefit at the Aa Corporate Bond Rate (as defined in paragraph 3.5(vii), but determined as of the last day of the second month preceding the first day of the month coinciding with or next following the date of Executive's termination of employment)). Upon request of Executive, Company shall establish and fully fund (other than during any period in which such funding would result in adverse tax consequences to Executive pursuant to Section 409A(b)(3) of the Code) an irrevocable grantor ("rabbi") trust as described in the last sentence of paragraph 4.1 with respect to any amounts (plus interest thereon) required to be deferred in payment to Executive pursuant to the preceding sentence. This paragraph shall not apply to any payment or benefit otherwise described in the first sentence of this paragraph if another provision of this Agreement is intended to cause Executive's receipt of such payment or benefit to satisfy the requirements of Section 409A(a)(2)(B)(i) of the Code.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and to be effective as of the Effective Date.

CONTINENTAL AIRLINES, INC.

By: /s/ Jennifer L. Vogel

Name: Jennifer L. Vogel

Title: Senior Vice President,

General Counsel, Secretary

and Chief Compliance Officer

"EXECUTIVE"

/s/ Jeffery A. Smisek

JEFFERY A. SMISEK

APPROVED:

/s/ Charles Yamarone

Charles Yamarone

Chair, Human Resources Committee

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

Form of Release Agreement

(to be executed by Company and Executive)

In consideration of the benefits provided by Company to Executive, Executive hereby releases Continental Airlines, Inc. ("Continental") and each of its subsidiaries and affiliates and their respective stockholders, officers, directors, employees, representatives, agents and attorneys from any and all claims or liabilities, known or unknown, of any kind, including, without limitation, any and all claims and liabilities relating to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, or relating to the cessation of such employment or under the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Texas Commission on Human Rights Act, and any other statutory, tort, contract or common law cause of action, other than claims or liabilities arising from a breach by Continental of (i) its post-employment obligations under that certain Employment Agreement dated as of October 15, 2007 between Continental and Executive (the "Employment Agreement"), (ii) its obligations under the Continental Retirement Plan ("CARP"), under Executive's outstanding grants of stock options or restricted stock, under outstanding awards under the Continental Airlines, Inc. Annual Executive Bonus Program (the "Annual Bonus Program"), the NLTIP/RSU Program, or under any other compensation plan or program of Continental (such capitalized but undefined terms having the meanings attributed to them in the Employment Agreement), or (iii) its obligations under existing agreements governing Executive's flight benefits relating to other airlines. Continental hereby releases Executive from any and all claims or liabilities, known or unknown, of any kind in any way relating to or pertaining to Executive's employment by, or services rendered to or for, Continental or any of its subsidiaries or affiliates, other than fraud or intentional malfeasance or claims arising from a breach by Executive of the Employment Agreement or of Executive's obligations under the CARP, under Executive's outstanding grants of stock options or restricted stock, under outstanding awards under the Annual Executive Bonus Program or the NLTIP/RSU Program, under any other compensation plan or program of Continental, or under existing agreements governing Executive's flight benefits relating to other airlines. These releases are to be broadly construed in favor of the released persons. These releases do not apply to any rights or claims that may arise after the date of execution of this Release Agreement by Executive and Continental. Both parties agree that this Release Agreement is not and shall not be construed as an admission of any wrongdoing or liability on the part of either party. Notwithstanding the foregoing, the post-employment obligations created by the Employment Agreement, the CARP, Executive's outstanding option grants and grants of restricted stock, outstanding awards under the Annual Executive Bonus Program and the NLTIP/RSU Program, or outstanding awards under any other compensation plan or program of Continental, or under existing agreements governing Executive's flight benefits relating to other airlines, are not released.

Executive acknowledges that, by Executive's free and voluntary act of signing below, Executive agrees to all of the terms of this Release Agreement and intends to be legally bound thereby.

Executive acknowledges that Executive has received a copy of this Release Agreement on [date that Executive receives Release Agreement]. Executive understands that Executive may consider whether to agree to the terms contained herein for a period of [twenty-one] [forty-five] days after the date Executive has received this Release Agreement. Accordingly, Executive may execute this Release Agreement by [date [21] [45] days after Release Agreement is given to Executive], to acknowledge Executive's understanding of and agreement with the foregoing. [Add if 45 days applies: Executive acknowledges that attached to this Release Agreement are (i) a list of the positions and ages of those employees selected for termination (or participation in the exit incentive or other employment termination program) and (ii) a list of the ages of those employees not selected for termination (or participation in such program).] Executive acknowledges that Executive has been and is hereby advised to consult with an attorney prior to executing this Release Agreement.

This Release Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Executive (the "Effective Date"). During the seven-day period prior to the Effective Date, Executive may revoke Executive's agreement to accept the terms hereof by serving written notice in accordance with Section 5.2 of the Employment Agreement to Company of Executive's intention to revoke. However, the Termination Payment provided for in the Employment Agreement will be delayed until the Effective Date.